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                                                                      EXHIBIT 12

DELTA AIR LINES, INC.
STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (In millions, except ratios)

                                        -------       -------       -------    -------    -------
                                        2003 (1)      2002 (1)      2001 (1)     2000       1999
                                        -------       -------       -------    -------    -------
Earnings (loss):
  Earnings (loss) before income
   taxes and cumulative effect of
   accounting change                    $(1,189)      $(2,002)      $(1,864)   $ 1,549    $ 2,093

Add (deduct):
  Fixed charges from below                1,448         1,340         1,204      1,079        831
  (Income)/loss from equity investees       (14)          (41)           12        (59)       (30)
  Distributed income of equity
   investees                                 44            40            70         32        100
  Interest capitalized                      (12)          (15)          (32)       (45)       (48)
                                        -------       -------       -------    -------    -------


Earnings (loss) as adjusted             $   277       $  (678)      $  (610)   $ 2,556    $ 2,946

Fixed charges:
  Interest expense                      $   744       $   660       $   531    $   426    $   250
  Amortization of debt costs                 25            19            12          1         11
  Preference security dividend               25            24            22         22         20
  Portion of rental expense
   representative of
    the interest factor                     654           637           639        630        550
                                        -------       -------       -------    -------    -------

Total fixed charges                     $ 1,448       $ 1,340       $ 1,204    $ 1,079    $   831

Ratio of earnings to fixed charges         0.19         (0.51)        (0.51)      2.37       3.55

(1) Fixed charges exceeded our adjusted earnings (loss) by $1.2 billion, $2.0 billion and $1.8 billion for the years ended December 31, 2003, 2002 and 2001 respectively.